Exhibit 99.1

On February 26, 2008, the Compensation Committee of the Board adopted the 2008 Annual Incentive Plan for the Company’s executive officers. Each executive officer has an incentive target specified for that individual which is expressed as a percentage of base salary, ranging between 150% and 75%. Under the 2008 Annual Incentive Plan, each participant receives an annual incentive bonus based on achievement of specified objectives during the year. The incentive is based 50% on the Company’s revenue results, 30% on the Company’s operating income results and 20% on achievement of other specified strategic goals. However, in the case of a general manager of a business group, such as the Company’s Infrastructure Products Group or Service Layer Technology Business Group, the revenue and operating income factors are based half on achievement of the Company’s revenue and operating income targets and half on achievement of the applicable business group’s revenue and operating income targets. The incentive amounts paid after the end of the year will depend on the level of achievement and range between zero and 200% of the target incentive. For example, no payment is earned for the revenue component or operating income component if less than 80% of the respective objective is achieved. At 80% of the objective, 30% of the applicable component is earned; achievement of 100% of the objective results in 100% of the component earned; and if 120% of the objective is achieved, 200% of that component is earned. Target incentive percentages for the Company’s named executive officers (including its principal executive officer and principal financial officer) were not changed compared to 2007 and continue at previously disclosed levels. As part of its 2008 executive compensation review and actions, the Compensation Committee also established new base salaries for Scott Kriens and Pradeep Sindhu of $700,000 and $396,750, respectively.